As filed with the Securities and Exchange Commission on June 14, 2012

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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ASTIKA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

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FLORIDA (State or other jurisdiction of incorporation or organization)	3652 (Primary Standard Industrial Classification Code Number)	27-4601693 (I.R.S. Employer Identification No.)

7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida  33433   (509) 562-3211
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

__________________________

Eugene B. Settler
Chairman of the Board, President, Chief Executive Officer and Treasurer
7000 W. Palmetto Park Road, Suite 409
Boca Raton, Florida 33433
(509) 562-3211
(Name, address, including zip code, and telephone number including area code, of agent for service)

_________________________

With a copy to:

Michael H. Hoffman, Esq. Law Offices of Michael H. Hoffman, P.A. 1521 Alton Road, No. 284 Miami, Florida 33139 Telephone: (786) 280-7575 and Facsimile (305) 865-3430

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Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer          ☐                                                                                Accelerated filer                           ☐
Non-accelerated filer            ☐                                                                                Smaller reporting company         ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Series A Convertible Preferred Stock, par value $0.001 per share	40,000	$10.00	$400,000	$45.84

Common stock issuable upon conversion of Series A Convertible Preferred Stock, par value $0.001 per share	11,000,000	-	-	$ -(2)

TOTAL	11,040,000	-	$400,000	$45.84

(1)           Estimated solely for purposes of calculating the amount of the registration fee.

(2)           No fee pursuant to Rule 457(i).

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The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

P R O S P E C T U S

ASTIKA HOLDINGS, INC.

40,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

PRICE PER SHARE:   $10.00
TOTAL OFFERING AMOUNT: $400,000

The name of our company is Astika Holdings, Inc. and we were incorporated in the State of Florida on January 13, 2011.  This is our initial public offering.  Our securities are not listed on any national securities exchange, over the counter quotation system or the Nasdaq Stock Market.  We are offering a total of 40,000 shares of our Series A Convertible Preferred Stock, par value $.001 per share, in a direct public offering at a fixed price of $10 per share for the duration of the offering.  One share of Series A Convertible Preferred Stock may be converted into 275 shares of our common stock at any time.  No additional payment is required in connection with such conversion.  In the event that a dividend or distribution is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  In the event that we are liquidated, the holders of Series A Convertible Preferred Stock would be entitled to receive the amount of $10 per share plus any accumulated and unpaid dividends before any distribution is made to the holders of our common stock.  This prospectus also relates to the offering of up to 11,000,000 shares of our common stock, par value $.001 per share, which may be issued upon the conversion of the Series A Convertible Preferred Stock.  Our independent auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.

This is a best efforts offering that will not utilize any underwriters or broker-dealers.  The shares are being offered by our executive officers and directors pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934.  There is no minimum number of shares of Series A Convertible Preferred Stock that are required to be sold in the offering.  Proceeds from the sale of the shares, up to $400,000 if all the shares being offered are sold, may be used by us upon receipt.  We will not be placing any of these funds in an escrow account, and, as a result, any creditors of the Company may be able to gain access to these funds.  We are offering the shares from time to time on a continuous basis, but we may terminate the offering at any time.

The purchase of the securities offered through this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 6.

	Offering Price Per Share	Offering Expenses(1)	Proceeds to Our Company
Per Share	$10.00	$0.125	$9.875

Total	$400,000	$50,000	$350,000

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(1)    There are no underwriting discounts or commissions being paid in connection with this offering.
         Our directors will not receive any compensation for their role in offering or selling the shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _________________

- i -

The following Table of Contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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- ii -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission.  The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Astika Holdings, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

REFERENCES

As used in this prospectus: (i) the terms “we”, “us”, “our”, and the “Company” mean Astika Holdings, Inc. and its subsidiary, Astika Music Entertainment, Inc.; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements included elsewhere herein.

Our Company

Astika Holdings, Inc., is a music publishing company in the development stage.  We own and acquire rights to musical compositions, exploit and market these compositions and receive royalties or fees for their use.  We own rights in four musical compositions included in the 1981 Hollywood movie, Raiders of the Lost Ark, which generate performance royalties for us from domestic and international sources.  During the period from January 13, 2011, our inception, through March 31, 2012, we generated revenues in the amount of $1,660 and have an accumulated deficit in the amount of $5,559.

Our company structure is set forth in the following chart:

ASTIKA HOLDINGS, INC. a Florida corporation

ASTIKA MUSIC ENTERTAINMENT, INC. a Florida corporation (100% Owned Subsidiary)

Our independent auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities as they arise.  There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Our principal executive offices are located at 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida  33433.  Our telephone number is (509) 562-3211.  We were incorporated under the laws of the State of Florida on January 13, 2011.

The Offering

The Issuer:	Astika Holdings, Inc.

Securities Offered:
40,000 shares of Series A Convertible Preferred Stock, par value $.001 per share.  We believe that an offering of Series A Convertible Preferred Stock is more attractive than an offering of Common Stock, because there are currently no shares of Series A Convertible Preferred Stock outstanding and such holders will be entitled to a $10 per share liquidation preference, plus all accumulated and unpaid dividends on those shares, before any distribution is made to holders of our common stock.

Offering price:	A fixed price of $10.00 per share for the duration of the offering.

Dividends:
In the event that a dividend is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  Also, there is no preference associated with the issuance of dividends on the Series A Convertible Preferred Stock.  In the event a dividend is declared on the common stock of the Company, in cash or other property, the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend.

Optional Conversion:
Each share of Series A Convertible Preferred Stock may be converted, at the option of the holder, into 275 shares of our common stock, subject to adjustment in a number of circumstances described under “Description of Series A Convertible Preferred Stock.”  No additional payment is required in connection with such a conversion.

Voting Rights:
The holders of Series A Convertible Preferred Stock will vote, on an as converted basis, on the same matters as the holders of common stock and there is no limitation whatsoever on the voting rights associated with the Series A Convertible Preferred Stock.

Material Differences Between Series A Convertible Preferred Stock and Common Stock:
The material differences between the Series A Convertible Preferred Stock and Common Stock are that holders of Series A Convertible Preferred Stock are entitled to receive (i) a liquidation Preference, as described above in “Securities Offered”, and (ii) payment of dividends, as a separate class, if declared, by the Board of Directors.  The holders of common stock are not entitled to receive such liquidation preference or any dividends paid to the holders of Series A Convertible Preferred Stock.  See “Description of Capital Stock” for more information.

Common Stock Outstanding:

Prior to Offering:	8,160,000 shares

Assuming sale of all Series A Convertible Preferred Stock and conversion of such shares into shares of common stock:	19,160,000 shares

Risk Factors:
See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.  Such factors include, but are not limited to, being a development stage company that has earned minimal revenues and never operated profitably, needing additional financing to continue as a going concern, substantial voting power being concentrated in the hands of our majority shareholders, the dependence on our key executive, Eugene Settler, for our business operations and a competitive music publishing marketplace.

Use of Proceeds:
We intend to use the net proceeds of this offering for the payment of expenses associated with this offering and general corporate purposes and working capital, including but not limited to, adding songs to our music catalog, payments to songwriters for new compositions, marketing initiatives, executive compensation and administrative expenses.  See “Use of Proceeds” for additional information.

Summary of Financial Data

The following financial data has been derived from and should be read in conjunction with (i) our consolidated financial statements for the period from January 13, 2011, our inception, to December 31, 2011 (audited), the period from January 13, 2011, our inception, to March 31, 2011 (unaudited), the three month period ended March 31, 2012 (unaudited), and cumulative for the period from January 13, 2011, our inception, to March 31, 2012 (unaudited), together with the notes to these consolidated financial statements; and (ii) the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere herein.  Our historical results are not necessarily indicative of the results we may achieve in any future period.

Consolidated Statements of Operations Data:		Period from January 13, 2011 (inception) to December 31, 2011 (Audited)	Period from January 13, 2011 (inception) to March 31, 2011 (Unaudited)		Three Months Ended March 31, 2012 (Unaudited)		Period from January 13, 2011 (inception) to March 31, 2012 (Unaudited)

Revenue:		$834		$—		$826	$1,660

Expenses:
General and administrative		4,743		34		2,476	7,219

Net (loss)		(3,909)		$(34)		$(1,650)	(5,559)

Basic and diluted net (loss) per share	$	**	$	**	$	**
Weighted average number of common shares outstanding		4,895,294		857,576		7,272,967

**  less than $0.01 per share

Consolidated Balance Sheet Data:	As of December 31, 2011 (Audited)	As of March 31, 2012 (Unaudited)

Cash and cash equivalents	$8,033	$11,048
Working capital	8,033	9,048
Total assets	8,491	14,201
Total liabilities	—	2,000
Total shareholders’ equity	8,491	12,201

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  You could lose all or part of your investment due to any of these risks.

Risks Related To Our Financial Condition and Business Model

Because we have only recently commenced business operations, we face a high risk of business failure.

We recently commenced business operations.  As a result, we have no way to evaluate the likelihood that we will be able to operate our business successfully.  For the period January 13, 2011, our inception, to March 31, 2012, we have generated revenues in the amount of $1,660, operated at a loss, and had an accumulated deficit in the amount of $5,559 and thus face a high risk of business failure.  Investing in a business in the start-up phase is riskier than investing in a business that already has a history of operations.

Because we may need additional financing to fund the development of our business, our independent auditors believe there is substantial doubt about our ability to continue as a going concern.

For the period January 13, 2011, our inception, to March 31, 2012, we had an accumulated deficit of $5,559.  Our independent auditors have issued a going concern opinion and have raised substantial doubt as to our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to operate profitably and/or to obtain the necessary financing to meet our obligations and repay our liabilities when they come due.  The outcome of these matters cannot be predicted with any certainty at this time. Further, there is no history upon which to base any assumption as to the likelihood that we will prove ourselves successful.  These factors raise substantial doubt that the Company will be able to continue as a going concern.

When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our securities in this offering because there is an increased risk that we may not be able to generate cash and/or raise enough capital resources to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise financing, because potential investors’ could become concerned that we may not remain operational for an indefinite period of time resulting in investors failing to receive any return on their investment.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain songwriters and composers.

We are dependent on identifying, signing and retaining songwriters and composers with long-term potential, who will write the hit songs of today and the classics of tomorrow that will continue to generate sales as part of our catalog for years to come. The competition among music publishing companies for such talent is intense.  Our competitive position is dependent on our ability to attract and develop songwriters whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such songwriters under terms that are economically attractive to us.  Our music publishing business competes not only with other music publishing companies, but also with songwriters who publish their own works.  Additionally, our financial results are generally affected by the appeal of our music catalog, including our four musical compositions that are included in the Raiders of the Lost Ark movie, which are our primary source of revenue.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music publishing business, are largely affected by the number and quality of musical compositions published by us, the timing of our release schedule and, more importantly, the consumer demand for these releases.  We may also make advance payments to songwriters, which impact our operating cash flows. The timing of advance payments is largely based on business and other considerations and is made without regard to the impact of the timing of the release on our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.  Additionally, our results of operations are generally affected by the amount of performances and other royalty generating opportunities associated with the musical compositions contained in our music catalog, including our four musical compositions that are included in the Raiders of the Lost Ark movie, which are our primary source of revenue.

A significant portion of our music publishing revenues is subject to rate regulation either by government entities or by local third-party collection societies throughout the World and rates on other income streams may be set by arbitration proceedings, which may limit our profitability.

Mechanical royalties and performance royalties are the two largest potential sources of income to our music publishing business.  In the U.S., mechanical rates are set pursuant to an arbitration process under the U.S. Copyright Act unless rates are determined through voluntary industry negotiations and performance rates are set by performing rights societies and subject to challenge by performing rights licensees.  Outside the U.S., mechanical and performance rates are typically negotiated on an industry-wide basis. The mechanical and performance rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our music catalog.

Substantial voting power is concentrated in the hands of our majority shareholders, which enables the majority shareholders to exercise significant control of our Company, including the ability effectively to control decisions on all matters on which shareholders are entitled to vote.

Sawgrass Resources, Inc., owns 7,240,000 shares of common stock of the Company and Eugene B. Settler, our Chief Executive Officer, President and Treasurer owns 800,000 shares of common stock of the Company, which in the aggregate is approximately 98.5% of the Company’s outstanding shares of common stock as of the date of this prospectus.  Accordingly, Sawgrass Resources, Inc., individually, and Sawgrass Resources, Inc. and Mr. Settler, collectively, have the power to elect all of the members of the Company’s Board of Directors, amend the Company’s Articles of Incorporation and Bylaws and effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of proposals relating to a merger of the Company or the acquisition of the Company by another entity.  Sawgrass Resources, Inc. and Mr. Settler are, therefore, able to exert significant influence over the Company, including the ability effectively to control decisions on all matters on which shareholders are entitled to vote.  We need to sell at least 29,674 shares of Series A Convertible Preferred Stock in the offering in order for Sawgrass Resources, Inc. and Mr. Settler to collectively own less than a majority of the outstanding shares of capital stock of the Company on an as converted basis.   See “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock.”

Additional issuances of equity securities will have a dilutive effect on the interests of our existing shareholders.

The shares of Series A Convertible Preferred Stock (and the shares of common stock issuable upon their conversion) are subject to dilution. The Board of Directors expects, and we may need to issue, additional shares of common stock or preferred stock in one or more series or classes to new investors in the future.  We have sole discretion to sell additional equity securities to new investors, and may even sell equity securities at a lower purchase price per share than the $10 per share offering price of the Series A Convertible Preferred Stock.  We may also sell new series or classes of equity securities with rights, preferences and privileges senior to the Series A Convertible Preferred Stock without your consent.  Any issuance of additional equity securities, regardless of valuation, will have a dilutive effect on your ownership interest of our Company and could adversely affect your rights associated with your ownership of our Series A Convertible Preferred Stock or common stock.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile should such a trading market develop.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risks Related To This Offering

We may not receive enough capital from this offering to enable us to continue operating our business.

We are dependent on the availability of capital from this offering to proceed with our business plan.  We are selling the shares directly to public at a fixed price of $10 per share for the duration of the offering, without the use of a registered broker/dealer firm, so we may not sell a sufficient number of shares to successfully implement our business plan.  We have no commitments for additional capital as of the date of this prospectus and will not seek other capital until the termination of this offering.  Accordingly, investors are advised that the proceeds of this offering may not be sufficient to enable us to conduct our business; and, if additional sufficient capital is not received, we may have to curtail our operations or liquidate our assets.

This is a risky investment because there is no minimum number of shares that must be sold in this offering.

There is no minimum number of shares of Series A Convertible Preferred Stock that must be sold in this offering.  The funds raised in this offering may not be sufficient to defray the costs associated with making this offering and provide us with enough working capital to successfully launch our business.  Because there is no minimum number of shares that must be sold in this offering, the funds raised in this offering may not be sufficient to cover our operating expenses and, therefore, we may have to curtail our operations or liquidate our assets.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

There is presently no public market for our shares of common stock or Series A Convertible Preferred Stock.  We intend to engage a market maker to make a market only in our common stock; however, there is no assurance that a trading market will develop or be sustained in our common stock.  We do not intend to develop a trading market for the Series A Convertible Preferred Stock.  Accordingly, you may have to hold the shares of Series A Convertible Preferred Stock or common stock indefinitely and may have difficulty selling  such shares.  We currently plan to hire a securities broker to serve as our market maker by filing an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part.  However, our shares of common stock may never be traded on the Over-The-Counter Bulletin Board, or, if traded, a public market may not materialize.  To date we have not solicited any securities brokers to become market makers of our common stock and there can be no guarantee that we will able to find a market maker willing to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement.  We anticipate that it may take approximately two months from the date of this prospectus for a market maker to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, and that it may take approximately four months from the date of this prospectus for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, any application filed by a market maker on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board may not be approved.   If a public market for our common stock does not develop investors may not be able to re-sell their shares and may lose all of their investment.

If shareholders sell a large number of shares all at once or in blocks after this offering, the market price of our shares would most likely decline.

We are offering 40,000 shares of our Series A Convertible Preferred Stock at a fixed price of $10 per share for the duration of the offering, which are convertible into 11,000,000 shares of our common stock.  If all of the shares of Series A Convertible Preferred Stock offered in the offering are sold and assuming such shares are converted into shares of common stock, these shares of common stock will represent approximately 57.4% of the outstanding shares of common stock as of the date of this prospectus.  Our shares of common stock and Series A Convertible Preferred Stock are presently not traded on any market or securities exchange, but should a market develop in our common stock, shares sold at a price below the current market price at which the common stock is trading will cause the market price to decline. Moreover, the offer or sale of a large number of shares at any price may likely cause the market price to fall.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the Over-The-Counter Bulletin Board, the level of trading activity in our shares of common stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

As a result of our registration statement being declared effective, of which this prospectus forms a part, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

As a result of our registration statement being declared effective, of which this prospectus forms a part, we will be required to remain current in our filings with the SEC in order for the shares of our common stock to be eligible for quotation on the Over-The-Counter Bulletin Board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filings during that time. If our shares are not eligible for quotation on the Over-The-Counter Bulletin Board, investors may find it difficult to sell their shares.

The offering price of $10.00 per share for the Series A Convertible Preferred Stock is speculative.

The offering price of $10.00 per share for the Series A Convertible Preferred Stock is fixed for the duration of the offering.  The offering price has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or actual or projected earnings of the Company or any other generally accepted criteria of value.

We do not pay any cash dividends.

We have not paid any cash dividends on our Series A Convertible Preferred Stock or common stock and we do not presently contemplate the payment of any dividends.  Accordingly, there can be no assurance that you will receive any return from an investment in our stock. In the absence of the payment of dividends, any return on your investment would be realized only upon your sale of our stock.  We are not making any representations that an investment in our stock will be profitable or result in a positive return; to the contrary, it may result in a complete loss of your investment.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute forward-looking statements. These forward-looking statements include statements, which involve risks and uncertainties, regarding, among other things, (a) our projected revenues, profitability, and cash flows, (b) our growth strategy, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for, and use of, working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “project,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology.  Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various factors, including, but not limited to, those described above under the heading “Risk Factors” and elsewhere in this prospectus. Before you invest in our securities, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Our principal reasons for conducting this offering at this time are to raise capital for working capital and general corporate purposes, including but not limited to, songwriter payments, adding music to our catalog, marketing, executive compensation and administrative expenses.  Total estimated offering expenses of $50,000 to be paid from the proceeds of the offering are described in the table below.  No other expenses of the offering are anticipated being paid from the proceeds of the offering.

We estimate that our net proceeds from the sale of the shares by us in this offering will be up to a maximum of $400,000, if all 40,000 shares of Series A Convertible Preferred Stock offered by this prospectus are sold and before deducting estimated offering expenses, and no proceeds, if none of the shares offered by this prospectus are sold.  We plan to prioritize the use the proceeds of this offering based upon various levels of sales of shares of the Series A Convertible Preferred Stock, as set forth in the following table.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Offering Proceeds	$100,000	$200,000	$300,000	$400,000

Offering Expenses:
SEC Registration	45	45	45	45
Edgarization and Printing	3,000	3,000	3,000	3,000
Accounting	4,650	4,650	4,650	4,650
Legal	26,000	26,000	26,000	26,000
Blue sky	2,000	2,000	2,000	2,000
Transfer Agent	12,500	12,500	12,500	12,500
Miscellaneous	1,805	1,805	1,805	1,805

Total Offering Expenses	50,000	50,000	50,000	50,000

Songwriter Payments	-	70,000	100,000	105,000
Music Catalog	-	-	60,000	130,000
Marketing	-	20,000	20,000	30,000
Executive Compensation	6,000	6,000	6,000	6,000
Working Capital	44,000	54,000	64,000	79,000

Total	$100,000	$200,000	$300,000	$400,000

The foregoing represents our best estimate of the allocation of the proceeds of this offering based on the planned use of funds for our operations and current objectives.  Our management will have broad discretion in determining the uses of the net proceeds of this offering.  We may reallocate funds from time to time if our management believes such reallocation to be in our best interest for uses that may or may not have been herein anticipated.  Pending the use of the proceeds from this offering, we do not intend to place such proceeds in any interest bearing investments.

MARKET FOR THE SHARES

There is no public market for our shares of Series A Convertible Preferred Stock or our common stock.  There can be no assurance that a market in our common stock will develop, or, if such a trading market is developed, that it can be maintained with liquidity.  We do not intend to develop a trading market for the Series A Convertible Preferred Stock.  As of May 31, 2012, we have 10,000,000 shares of preferred stock authorized and none issued and 140,000,000 shares of common stock authorized, of which 8,160,000 shares are issued and outstanding.  None of the outstanding shares of common stock have been registered under the Securities Act, and all of which are deemed to be “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act.  These shares will be available for sale in the public market subject to compliance with Rule 144 promulgated under the Securities Act or must be registered under the Securities Act. We currently have four shareholders of record of our shares of common stock and no holders of our Series A Convertible Preferred Stock.  As of the date hereof, we have not provided to any shareholder registration rights to register under the Securities Act any shares of our Series A Convertible Preferred Stock or common stock.

Sales of substantial amounts of common stock in the public market following the offering could have an adverse effect on the price of the common stock and may make it more difficult for us to sell shares of common stock in the future at times and for prices that we deem appropriate.  Following the offering and assuming all of the shares offered hereby are sold, we will have outstanding 40,000 shares of Series A Convertible Preferred Stock (or an additional 11,000,000 shares of common stock, if the shares of Series A Convertible Preferred Stock offered hereby are converted into shares of common stock), which will be freely tradable shares.

We currently plan to hire a securities broker to serve as our market maker by filing an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part.  We anticipate that it may take approximately two months from the date of this prospectus for a market maker to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, and that it may take approximately four months from the date of this prospectus for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, any application filed by a market maker on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board may not be approved.

The Penny Stock Rules

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, excluding the value of one’s personal residence). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker- dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares of common stock in the secondary market.

DIVIDEND POLICY

The Series A Convertible Preferred Stock being offered by this prospectus does not carry a fixed periodic dividend. In the event a dividend is declared on our common stock, in cash or other property, the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend.  In the event that a dividend is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  Also, there is no preference associated with the issuance of dividends on the Series A Convertible Preferred Stock.  We have not paid any dividends, and it is not anticipated that any dividends will be paid in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

DETERMINATION OF OFFERING PRICE, CONVERSION PRICE AND CONVERSION RATIO

Our management has arbitrarily determined the price of the shares of the Series A Convertible Preferred Stock we are offering for sale under this prospectus, as well as, the conversion price and the conversion ratio of the Series A Convertible Preferred Stock into common stock.  The offering price, conversion price and conversion ratio bear no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●     our lack of operating history;

●     the proceeds to be raised by the offering;

●     the amount of capital to be contributed by investors in this offering in proportion to the amount of stock to be retained by our existing shareholders; and

●     our relative cash requirements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2012:

●      on an actual basis; and

●      on a pro forma as adjusted basis to reflect the receipt by us of the net proceeds from the sale of 40,000 shares of the Series A Convertible Preferred Stock at a fixed public offering price of $10.00 per share for the duration of the offering, after deducting our estimated offering expenses, which are estimated to be $50,000, and the conversion of all 40,000 shares of Series A Convertible Preferred Stock into an aggregate of 11,000,000 shares of common stock.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Actual	Pro Forma As Adjusted

Cash and cash equivalents	$11,048	$361,048
Shareholders’ equity:
Series A Convertible Preferred Stock, $0.001 par value, 100,000 shares authorized, no shares issued and outstanding, actual and pro forma as adjusted	—	—
Preferred stock (other than Series A Convertible Preferred Stock), $0.001 par value, 9,900,000 shares authorized, no shares issued and outstanding, actual and pro forma as adjusted	—	—
Common stock, par value $.001 per share, 140,000,000 shares authorized, 8,160,000 shares issued and outstanding, actual; 100,000,000 shares authorized, 19,160,000 shares issued and outstanding, pro forma as adjusted	8,160	19,160
Additional paid-in capital	9,600	398,600
Deficit accumulated during the development stage	(5,559)	(55,559)

Total shareholders’ equity	12,201	362,201

Total capitalization	$12,201	$362,201

DILUTION

Our net tangible book value as of March 31, 2012 was approximately $11,753, or $0.001 per share of common stock.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  After giving effect to the issuance and sale by us of 25%, 50%, 75% and 100% of the shares of Series A Convertible Preferred Stock in this offering at the public offering price of $10.00 per share, which has been fixed for the duration of the offering, and after deducting our estimated offering expenses in the amount of $50,000, and the conversion of such shares into shares of common stock, our pro forma as adjusted net tangible book value per share as of March 31, 2012 would have been approximately $0.006, $0.012, $0.016, and $0.019 per share, respectively.  The following table illustrates this dilution to new investors on a per common share basis:

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Pro forma public offering price per share after conversion(1)	$0.036	$0.036	$0.036	$0.036

Net tangible book value per share as of March 31, 2012	$0.001	$0.001	$0.001	$0.001
Increase per share attributable to new investors	$0.030	$0.023	$0.019	$0.016

Pro forma as adjusted net tangible book value per share after this offering	$0.006	$0.012	$0.016	$0.019

Dilution per share to new investors	$0.031	$0.024	$0.020	$0.017
__________________

(1)	Based upon the conversion formula of one share of Series A Convertible Preferred Stock into 275 shares of Common Stock.

The following table sets forth as of March 31, 2012, on a pro forma as adjusted basis, the differences between (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by our existing shareholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the initial public offering price of $10.00 per share of Series A Convertible Preferred Stock and before deducting our estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	8,160,000	42.6%	$17,760	4.3%	$0.002
New investors	11,000,000	57.4%	$400,000	95.7%	$0.036
Total	19,160,000	100.0%	$417,760	100.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those financial statements; and (ii) the section of this prospectus entitled “Description of Business” appearing elsewhere in this prospectus.

Overview

We are a company in the development stage.  The Company, through its wholly-owned subsidiary Astika Music Entertainment, Inc., engages in the music publishing business.  We own and acquire rights to musical compositions, exploit and market these compositions and receive royalties or fees for their use.  Our primary activities through the date of this prospectus have been related to the acquisition and administration of musical compositions, including four musical compositions from the 1981 Hollywood movie, Raiders of the Lost Ark and preparing for this offering.  For the period January 13, 2011 (inception) through March 31, 2012, we have generated revenues in the amount of $1,660 and have incurred losses in the amount of $5,559.  Based upon our working capital as of March 31, 2012 in the amount of $9,048, we require equity and/or debt financing to continue our operations.  If we are unable to obtain such additional financing on a timely basis, we may be forced to discontinue our operations and liquidate our assets.  See “Liquidity and Capital Resources” and “Availability of Additional Funds” below.

Plan of Operation

Our business plan is to generate recurring royalties from our music catalog through the engagement of songwriters and composers to write musical compositions and the acquisition of rights to musical compositions, including music catalogs, which have generated recurring royalties in the past.  During the 24-month period following the completion of this offering, we intend to implement our business development plan in two phases at an additional cost of $350,000.  To achieve our anticipated milestones and the projected dates of completion during Phase One, management believes that we will require $170,000 to finance anticipated activities relating to the engagement of songwriters and composers to write musical compositions. To achieve our anticipated milestones and the projected dates of completion during Phase Two, management believes that we will require an additional $180,000 to finance anticipated activities relating to acquiring rights to musical compositions, including the acquisition of music catalogs.

The following table summarizes our anticipated milestones, projected dates of completion and estimated budget allocation for implementing both Phase One and Phase Two of our business development plan.

PHASE ONE
Anticipated Milestones	Projected Date of Completion	Estimated Budget Allocation($)

Complete Website	June 2013	15,000

Complete Engagement of Songwriters and Composers to Write Musical Compositions	July 2013	105,000

Additional Working Capital	0-12 Months	50,000

Total Phase One Expenditures		170,000

PHASE TWO
Anticipated Milestones	Projected Date of Completion	Estimated Budget Allocation($)

Complete Acquisition of Musical Compositions	July 2014	130,000

Additional Working Capital	12-24 Months	50,000

Total Phase Two Expenditures		180,000

If we are able to raise at least $250,000 but not all of the $400,000 in funds from this offering or from other sources as described below in “- Availability of Additional Funds”, our management believes that we will be able to implement a portion our business development plan that covers the engagement of songwriters and composers to write musical compositions and the acquisition of musical compositions, but on a more limited basis than if we had raised $400,000 in funds from this offering.  In this event, our management will re-examine our business activities to use our resources most efficiently, including the use of available funds to assure that we retain our reporting status as a public company with the SEC.

Three months ended March 31, 2012 compared with the period from January 13, 2011 (Inception) through March 31, 2011

Revenues.  Revenues consist of royalties from our music catalog.  For the three months ended March 31, 2012, revenues increased by $826, as compared to the period January 13, 2011, our inception, through March 31, 2011, for which revenues were $0.  The increase in revenues was due to royalty payments from Broadcast Music Inc. (BMI) on our song catalog.  We expect that revenues will continue to increase in the future as we increase our marketing and licensing activities and add songs to our catalog.

General and Administrative Expenses.  General and administrative expenses consist primarily of corporate support expenses such as legal and accounting fees, and director stock compensation expenses.  For the three months ended March 31, 2012, general and administrative expenses increased by $2,442, as compared to the period January 13, 2011, our inception, through March 31, 2011. The increase in general and administrative expenses was due primarily to the increase in professional fees relating to this offering.  We expect that our general and administrative expenses will continue to increase as we incur additional costs to support the growth in our business and costs relating to maintaining our status as a public reporting company with the SEC.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including the following:

	As of December 31, 2011	As of March 31, 2012

Cash	$8,033	$11,048
Working Capital	8,033	9,048
Debt (current)	-	2,000

From January 13, 2011 (inception) through March 31, 2012, we raised a total of $17,400 from the issuance of common stock.

Net Cash Used in Operating Activities

We experienced negative cash flow from operating activities for the period January 13, 2011, our inception, through March 31, 2012 in the amount of $3,054.  The cash used in operating activities during this period was due to cash used to fund a net loss of $5,559, adjusted for non-cash expenses related to amortization of intangible assets, depreciation on office equipment, issuance of common stock to directors for services, as well as the increase in accounts payable for legal services in the amount of $2,000.

Net Cash Used in Investing Activities

We experienced negative cash flow from investing activities for the period January 13, 2011, our inception, through March 31, 2012 in the amount of $3,298.  The cash used in investing activities during this period was due to cash used to purchase our song catalog and office equipment.

Net Cash Provided by Financing Activities

Cash provided by financing activities for the period from January 13, 2011, our inception, through March 31, 2012 was $17,400, which resulted from the issuance of common stock.

Availability of Additional Funds

Based on our limited working capital as of March 31, 2012 and minimal revenues, we require equity and/or debt financing to continue our operations.  We expect that our current cash on hand will fund our operations through December 2012.  Due to the impending lack of funds, we will need to raise further capital, through the sale of additional equity securities or otherwise, to support our operations.  Our operating needs include the costs to operate our business, including amounts required to fund working capital and capital expenditures.  Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully increase our royalties and competing market developments in the music publishing business.  See “Description of Business−Competition”.

We may be unable to raise sufficient additional capital when we need it or to raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or to obtain funds by entering into financing agreements on unattractive terms.

These matters raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business.  The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values.  The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from these estimates. Our significant estimates and assumptions include amortization, the fair value of our stock, and the valuation allowance relating to the Company’s deferred tax assets.

Recently Issued Accounting Pronouncements

Reference is made to the “Recent Accounting Pronouncements” in Note 2 to our consolidated financial statements included elsewhere in this prospectus for information related to new accounting pronouncements, none of which had a material impact on our consolidated financial statements.

Off Balance Sheet Arrangements

As of March 31, 2012 and December 31, 2011, we had no off balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Pursuant to Item 305(e) of Regulation S-K (§ 229.305(e)), the Company is not required to provide the information required by this Item as it is a “smaller reporting company,” as defined by Rule 229.10(f)(1).

DESCRIPTION OF BUSINESS

Our Company

We are a music publishing company in the development stage.  We own and acquire rights to musical compositions, exploit and market these compositions and receive royalties or fees for their use.  We own rights in four musical compositions included in the 1981 Hollywood movie, Raiders of the Lost Ark, which generate performance royalties for us from domestic and international sources.  During the period from January 13, 2011, our inception, through March 31, 2012, we generated revenues in the amount of $1,660 and have an accumulated deficit in the amount of $5,559.

Our company structure is set forth in the following chart:

ASTIKA HOLDINGS, INC. a Florida corporation

ASTIKA MUSIC ENTERTAINMENT, INC. a Florida corporation (100% Owned Subsidiary)

Our independent auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities as they arise.  There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Our principal executive offices are located at 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida  33433.  Our telephone number is (509) 562-3211.  We were incorporated under the laws of the State of Florida on January 13, 2011.  Our fiscal year end is December 31.

Principal Products

Music publishing involves the acquisition of rights to, and licensing of, musical compositions (as opposed to recordings) from songwriters, composers and other third-party holders of rights in compositions.  In return for promoting, placing, marketing and administering the creative output of a songwriter, or engaging in those activities for other rights holders, our music publishing business garners a share of the revenues generated from the use of the song.  Our music catalog consists of four musical compositions included on the soundtrack of the 1981 Hollywood movie, Raiders of the Lost Ark, which are as follows:  Dallou A; Finshabi; I M Schwarzen Walfisch Zu Aska; and Ma Bihwa Gayrak.  We generate performance royalties on these compositions from domestic and international sources.  Our royalties are administered and collected by the performing rights organization, Broadcast Music Inc. (BMI).  BMI pays a percentage (which is set in each country) of the performance royalties owed to us, which is attributable to us as the registered songwriter for these compositions.  We only receive performance royalties on our music catalog at this time.

Musical Composition Rights

We derive our royalties through ownership of the songwriter/composer's rights of the musical compositions contained in our music catalog that is registered with BMI.  We expect that in the future rights through contracts with other composers and lyricists (songwriters) or their heirs, and with third-party music publishers will be additional sources of revenue to us.  However, we have no such contracts at this time.  In the event that we enter into contracts with other composers and lyricists, those contracts may grant either 100% or some lesser percentage of the ownership interests in a musical composition and/or administration rights or performance royalty rights. In other instances, those contracts may only convey to us rights to administer musical compositions or collect performance royalties for a period of time without conveying an ownership interest in a musical composition.  Contracts may grant us exclusive exploitation rights in the territories concerned or on a worldwide basis excepting any pre-existing arrangements.  Contracts may also cover the entire work product of the writer or composer, or a portion thereof, for the duration of the contract.  Contract terms will be negotiated on an arms-length basis and the terms of each contract we expect will vary.

Sales and Marketing

We are highly dependent on the movie, Raiders of the Lost Ark, which accounts for all of our existing revenues.  We plan to market our music catalog to licensees such as recorded music companies, filmed entertainment, television and other media companies, advertising and media agencies, event planners and organizers, computer and video game companies and other multimedia producers in an attempt to attract additional sources of royalties for our music catalog and expanding the market for the exploitation of our intellectual property rights.

Distribution

We rely on Mr. Settler, our President, Chief Executive Officer and Treasurer, to attract licensing opportunities for the musical compositions contained in our music catalog.  Mr. Settler has been involved in distribution, sales and marketing and executive positions with companies in the music industry and has relationships that he has cultivated in these positions and others throughout his career, which we believe will be valuable in attracting additional licensing opportunities and expanding the distribution of our music catalog.  See “Directors, Executive Officers, Promoters and Control Persons”.

Competition

The music publishing business is highly competitive and has low barriers to entry. In 2011, the top four music publishers collectively accounted for approximately 67.3% of the market based on domestic and international music publishing revenues. Based on Music & Copyright’s recent estimates published in May 2012, Universal Music Publishing Group was the market leader in music publishing in 2011, holding a 22.2% share. EMI Music Publishing was the second largest music publisher with a 19.3% share, followed by Warner Music Group (Warner/Chappell) at 14.1% and Sony/ATV Music Publishing LLC at 11.7%. Independent music publishers, as well as many individual songwriters who publish their own works, represent the balance of the market with a 32.6% share.

We primarily compete with other music publishers, substantially all of which have greater experience, brand name recognition and financial resources than us.  We believe that our competitive strength lies with Mr. Settler serving as our chief executive officer and president.  We believe that Mr. Settler’s knowledge, experience and industry contacts gained by working extensively in the music business for publishers and independent and major record labels will allow us to compete effectively and differentiate ourselves from other competitors in the marketplace.  See “Directors, Executive Officers, Promoters and Control Persons”.

Intellectual Property

Our business, like that of other companies involved in music publishing, rests on our ability to maintain rights in musical compositions.  We consider the musical compositions in our catalog to be valuable assets to our business.  We own the songwriter rights to the musical compositions contained in our music catalog.  However, we do not own any copyrights on such music.  We consider our trademarks to be valuable assets to our business. As such, we may seek to register our trademark, “Astika Music Entertainment” and any other trademarks where we believe the protection of them is important for our business.  We currently do not have any federally registered trademarks.

Government Regulation

We are subject to government regulations that regulate businesses generally, such as compliance with regulatory requirements of federal, state, and local agencies and authorities, including regulations concerning workplace safety and labor relations.  In addition, our operations are affected by federal and state laws relating to marketing practices in the music industry.  Environmental laws and regulations do not materially impact our operations.

Research and Development

We have not spent any funds on research and development activities in connection with our business.

Employees

As of May 31, 2012, we employed two (2) persons, one (1) on a full-time basis and one (1) on a part-time basis. None of our employees is subject to a collective bargaining agreement. We believe that our relationship with our employees is good.

DESCRIPTION OF PROPERTY

We occupy an approximately 800 square foot space located in Boca Raton, Florida, for office space, which is currently being provided to us at no charge.  We believe that this space is presently adequate for our needs.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any legal proceedings pending or threatened against us or our properties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our current executive officers and directors.

Name	Age	Principal Positions With Us
Eugene B. Settler	76	Chairman of the Board, Chief Executive Officer, President and Treasurer
Jack M. Alvo	49	Secretary and Director
Stephen J. Ratelle	54	Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in public reporting companies, if any:

Eugene B. Settler - Chairman of the Board, Chief Executive Officer, President and Treasurer

Mr. Settler has served as our Chairman of the Board, Chief Executive Officer, President and Treasurer since January 2011.  From April 1997 until January 2011, Mr. Settler served as president of Setco, Inc..  From April 1996 until September 2006, Mr. Settler served as an independent consultant for Golden Entertainment Corp.  From May 1988 until March 1996, Mr. Settler served as the president and chief operating officer and a director of The Singing Machine Company, Inc., a public reporting company.  From May 1981 until May 1988, Mr. Settler served as president and chief executive officer of IJE International, Inc., d/b/a Kid Stuff Records.  From August 1976 until April 1981, Mr. Settler served as president and chief executive officer of Request International Records.  From June 1972 until March 1976, Mr. Settler served as executive vice president of Transcontinental Music Corp.  From May 1970 until June 1972, Mr. Settler served as executive vice president of RCA Records, Inc.  From April 1965 until May 1970, Mr. Settler served as the director of marketing of Epic Records, a division of CBS Records, Inc.

Jack M. Alvo – Secretary and Director

Mr. Alvo has served as a Director of the Company since March 2012 and Secretary of the Company since June 2012.  Since December 2010, Mr. Alvo has served as a sales manager of TLR Energy.  From March 2008 until November 2009, Mr. Alvo served as a senior trader for Rochoet NY Inc.  From December 2004 until March 2008, Mr. Alvo served as an associate broker of Prudential Douglas Elliman Real Estate, New York.  Mr. Alvo graduated from Babson College in 1986 with a Bachelor’s of Science degree in Finance and Entrepreneurial Studies.

Stephen J. Ratelle - Director

Mr. Ratelle has served as a Director of the Company since March 2012.  From February 2006 to May 2007, Mr. Ratelle served as chief executive officer, chief financial officer, treasurer, secretary and on the board of directors of Tundra Resources, Inc., a public reporting company. From August 2009 to June 2010, Mr. Ratelle served as president of Environtech, Inc.  Mr. Ratelle was employed as a project manager, general foreman and superintendent for Fisk Electric from August 2006 to August 2009.  Mr. Ratelle was employed as a project manager and general foreman for Rosendin Electric from February 2005 to August 2006.  Mr. Ratelle was employed as a project manager and general foreman for Acme Electric from November 2001 to February 2005.  Mr. Ratelle was employed as a project manager and general foreman for Mojave Electric from January 1989 to October 2001.

Director Qualifications

The Company’s Board of Directors believes that each director’s experience, qualifications, attributes, or skills on an individual basis and in combination with those of other directors lead to the conclusion that each director should serve in such capacity. Among the attributes or skills common to all of the Company’s are their ability to review critically and to evaluate, question, and discuss information provided to them, to interact effectively with the other directors, officers and employees of the Company, as well as service providers, counsel, and the Company’s independent registered public accounting firm, and to exercise effective and independent business judgment in the performance of their duties as directors.

Term of Office

All of our directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Family Relationships

There are no family relationships among any of the Company’s directors and officers.

Board Composition and Committees

The Company’s Board of Directors is currently composed of three members, Eugene B. Settler, Jack M. Alvo and Stephen J. Ratelle.

We do not have a standing nominating, compensation or audit committee.  Rather, our full board of directors performs the functions of these committees. Also, we do not have a “audit committee financial expert” on our board of directors as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. We do not believe it is necessary for our board of directors to appoint such committees because the volume of matters that come before our board of directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making.

Code of Ethics

Our Board of Directors will adopt a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

Involvement in Certain Legal Proceedings

Except for the petition for bankruptcy by Mr. Alvo under Chapter 7 of the Federal bankruptcy laws filed on June 18, 2010 in the U.S. Bankruptcy Court for the Southern District of New York and the subsequent discharge of Mr. Alvo by the Court from all dischargeable debts on October 4, 2010, none of our directors, executive officers or control persons has been involved in any of the events prescribed by Item 401(f) of Regulation S-K during the past ten years, including:

1.
any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2.	any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i.
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5.
being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	any Federal or State securities or commodities law or regulation; or

ii.
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Philosophy and objectives

Since our inception, all compensation decisions have been made by our Board of Directors.  The primary objective of our compensation policies and programs with respect to executive compensation is to serve our shareholders by attracting, retaining and motivating talented and qualified individuals to manage and lead our business. We will focus on providing a competitive compensation package that provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives.

Elements of executive compensation

Base salary.  We will seek to provide our senior management with a level of base salary in the form of cash compensation appropriate to their roles and responsibilities.  Base salaries for our executives will be established based on the executive’s qualifications, experience, scope of responsibilities, future potential and past performance and cash available to pay executive compensation. Base salaries will be reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account an individual's responsibilities, performance and experience. We will consider four factors in determining the base salaries of our named executive officers. These four factors are, in order of significance, (1) creating an incentive to achieve corporate goals, (2) individual performance, (3) cash available to pay compensation and (4) the total compensation each executive officer previously received while employed with us, if any.  We have not paid any executive compensation in the form of base salary to our management.

Incentive cash bonuses.  Our practice will be to seek to award incentive cash bonuses to our executive officers based upon their individual performance, as well as our overall business and strategic objectives. In determining the amount of cash bonuses paid to our named executive officers, we will consider the same four factors as in determining their base salaries. We expect that our Board of Directors will adopt formal processes for incentive cash bonuses during the next 24 months and will utilize incentive cash bonuses to reward executives for achieving corporate financial and operational goals and for achieving individual performance objectives.  We have not paid any incentive cash bonuses to our management.

Long-term equity compensation.  We believe that successful long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. We intend to establish equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. We expect that our incentive plans will permit the grant of stock options, restricted shares and other stock awards to our executive officers, employees, consultants and non-employee board members. When we hire executive officers in the future, we expect to grant them stock-based awards that will generally vest over a five-year period. We believe that stock-based awards provide an incentive for these officers to continue their employment with us, provide our executive officers with an opportunity to obtain an ownership interest in our company and encourage them to focus on our long-term profitable growth. We believe that the use of long-term equity compensation will promote our overall executive compensation objectives and expect that equity incentives will be an important source of compensation for our executives.  In determining amounts awarded to our executive officers under our incentive plans, we will consider the same four factors (and use the same method of measurement) as in determining base salary. The third factor (cash available) has an indirect effect when determining long-term equity compensation. Specifically, to the extent that this factor causes us not to pay base salary or cash bonuses, it points toward providing long-term equity compensation.  We have not issued any long-term equity compensation to our management.

Other compensation.  When we hire executive officers, our executive officers will be eligible to receive the same benefits, including non-cash group life and health benefits that are available to all employees. We may offer a 401(k) plan to our employees, including our executive officers. This plan will permit employees to make contributions up to a statutory maximum and will permit us to make matching or profit-sharing contributions. To date, we have not offered to our employees any benefit plans, including but not limited a 401(k) plan or made, or committed to make, any matching or profit-sharing contributions under a 401(k) plan.

Policies related to compensation

Guidelines for equity awards.  We have not formalized a policy as to the amount or timing of equity grants to our executive officers. We expect, however, that our board of directors will approve and adopt guidelines for equity awards.  Among other things, we expect that the guidelines will specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our finance department.  As of the date of this prospectus, we have not established a finance department.  We anticipate that the guidelines will require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock ownership guidelines.  As of the date of this prospectus, we have not established stock ownership guidelines for our executive officers or the Board of Directors.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. At least for the next several years, we expect the cash compensation paid to our executive officers to be below the threshold for non-deductibility provided in Section 162(m), and our equity incentive plans will afford our board of directors with the flexibility to make a variety of types of equity awards to our executive officers, the deductibility of which will not be limited under Section 162(m).  However, our board of directors will fashion our future equity compensation awards.  However, we do not now know whether any such awards will satisfy the requirements for deductibility under Section 162(m).

We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to the Company’s officers during the period from January 13, 2011 (inception) to December 31, 2011 and during the three month period ended March 31, 2012 for services to the Company.

Name	Position	Year Ended & Period Ended	Salary Paid ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)	Total ($)

Eugene B. Settler	CEO	2011	-	-		-	-	-	-
		2012	-	-	-	-	-	-	-
Jack M. Alvo (1)	Secretary	2011	-	-	-	-	-	-	-
		2012	-	-	180	-	-	-	180

(1)
Mr. Alvo became the Secretary of the Company in June 2012.  Mr. Alvo was issued 60,000 shares of common stock on March 31, 2012.  The Company recorded such stock issuance as shares valued at $0.003 per share, which was the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Compensation of Directors

The following table sets forth the information concerning cash and non-cash compensation awarded to, earned by, or paid to the Company’s directors during the period from January 13, 2011 (inception) to December 31, 2011 and during the three month period ended March 31, 2012 for services to the Company:

Name	Year Ended & Period Ended	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)

Eugene B. Settler	2011	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-
Jack M. Alvo (1)	2012	-	180	-	-	-	-	180

Stephen J. Ratelle(1)	2012	-	180	-	-	-	-	180

(1)	Mr. Alvo and Mr. Ratelle were both appointed as directors of the Company in March 2012.

(2)
The Company recorded the stock issuuance of 60,000 shares of common stock as shares valued at $0.003 per share, which was the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Employment Agreements and Benefits

We currently have two employees.  None of our employees has an employment agreement with us.

Potential Payments Upon Termination or Change in Control

As of the date of this prospectus, there were no potential payments or benefits payable to our executive officers, upon their termination or in connection with a change in control.

Pension Benefits

No named executive officers received or held pension benefits during the period from January 13, 2011 (inception) to December 31, 2011 or the three month period ended March 31, 2012.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the period from January 13, 2011 (inception) to December 31, 2011 or the three month period ended March 31, 2012.

Grants of Plan-Based Awards

During the period from January 13, 2011 (inception) to December 31, 2011 and the three month period ended March 31, 2012, we have not granted any plan-based awards to our executive officers.

Outstanding Equity Awards

No unexercised options or warrants were held by any of our named executive officers as of December 31, 2011 or the three month period ended March 31, 2012.  No equity awards were made during the fiscal year ended December 31, 2011 or the three month period ended March 31, 2012.

Option Exercises and Stock Vested

During the period from January 13, 2011 (inception) to December 31, 2011 and the three month period  ended March 31, 2012, our executive officers have neither been granted any options, nor did any unvested stock or options granted to executive officers vest.  As of the date of this prospectus, our executive officers do not have any stock options or unvested shares of stock of the Company.

Equity Incentive Plan

We do not expect to adopt an equity incentive plan during the next 24 months. When we adopt an equity incentive plan, the purposes of the proposed equity incentive plan are to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term company goals and to more closely align these persons' interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers will be eligible to participate in the plan.  We have not determined the amount of shares of our common stock to be reserved for issuance under the proposed equity incentive plan.

Compensation Committee Interlocks and Insider Participation

During the period from January 13, 2011 (inception) to May 31, 2012, we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 31, 2012, and as adjusted to reflect the sale of the shares of Series A Convertible Preferred Stock offered in this offering on the assumption that all such shares offered will be sold and converted into 11,000,000 shares of our common stock, for:

●   each person or group known to us to beneficially own 5% or more of our common stock;

●   each of our directors and director nominees;

●   each of our named executive officers; and

●   all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida  33433.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May 31, 2012, through the exercise of any stock option, warrant or other right.

		Percentage of shares outstanding
	Number of shares beneficially owned
Beneficial owner		Before offering	After offering

Eugene B. Settler	800,000	9.8%	4.2%

Jack M. Alvo	60,000	*	*

Stephen J. Ratelle	60,000	*	*

Sawgrass Resources, Inc.(1)	7,240,000	88.7%	37.8%

All directors and executive officers as a group (3)	920,000	11.3%	4.8%
______________
* Less than 1 percent.

(1)
Aline Parrish is the president and sole director of Sawgrass Resources, Inc.  Aline Parrish maintains sole voting and investment control of these shares of common stock.  As a result, Aline Parrish is deemed to beneficially own all of these shares of common stock.  The address of the company is 631 Jefferson Ave., No. 305, Miami Beach, Florida  33139.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Transactions With Related Persons, Promoters And Certain Control Persons

There are no transactions involving the Company and any of its officers, directors, majority shareholders or other related persons or control persons that require disclosure pursuant to Item 404(d) of Regulation S-K (§ 229.404(d)).  We do not have an established policy regarding related transactions.

Director Independence

We do not have a standing nominating, compensation or audit committee. Rather, the board of directors performs the functions of these committees. We do not believe it is necessary for the board of directors to appoint such committees, because the volume of matters that come before the board of directors for consideration is not so substantial that our directors are usually allowed sufficient time and attention to such matters.  The Company believes that Stephen J. Ratelle is “independent” as such term is defined by the rules of the Nasdaq Stock Market.

DESCRIPTION OF CAPITAL STOCK

General Matters

As of May 31, 2012, our authorized capital stock consisted of 140,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, of which 500,000 shares were designated as “Series A Convertible Preferred Stock”, par value $0.001. As of May 31, 2012, we had outstanding 8,160,000 shares of common stock and no outstanding shares of preferred stock.  As of May 31, 2012, we had four (4) shareholders of record.

Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, 19,160,000 of which will be outstanding on the assumption that all 40,000 shares of Series A Convertible Preferred Stock offered hereby will be sold and converted into 11,000,000 shares of common stock.

The following summary describes the material provisions of our capital stock. We urge you to read our articles of incorporation, as amended, and our bylaws, which are included as Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Our articles of incorporation, as amended, and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors.

These provisions include elimination of the ability of shareholders to call special meetings and advance notice procedures for special meetings of shareholder proposals.

Common Stock

Voting rights

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

Other rights

In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our shareholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the Company.

Description of Series A Convertible Preferred Stock

Pursuant to its authority, our board of directors has designated 100,000 shares of the preferred stock that we now have authority to issue as the “Series A Convertible Preferred Stock”.  You will not have any preemptive rights if we issue other series of preferred stock.  The Series A Convertible Preferred Stock is not subject to any sinking fund. We have no right or obligation to redeem the Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock has a perpetual maturity and may remain outstanding indefinitely, subject to your right to convert the Series A Convertible Preferred Stock into common stock. Any Series A Convertible Preferred Stock converted or acquired by us will, upon cancellation, have the status of authorized but unissued shares of preferred stock of no designated series. We will be able to reissue these cancelled shares of preferred stock.

Voting Rights

The holders of Series A Convertible Preferred Stock will vote, on an as converted basis, on the same matters as the holders of common stock and there is no limitation whatsoever on the voting rights associated with the Series A Convertible Preferred Stock.

Dividends

In the event that a dividend or distribution is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  There is no preference associated with the issuance of dividends on the Series A Convertible Preferred Stock.  In the event any dividend or other distribution payable in cash or other property (other than shares of our Common Stock) is declared on our Common Stock, each holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant immediately prior to such record date.

Conversion into Common Stock

You may convert at any time the Series A Convertible Preferred Stock at a conversion rate of 275 shares of common stock for each share of Series A Convertible Preferred Stock.  No payment is required in connection with a conversion. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date.

In order to convert your shares of Series A Convertible Preferred Stock, you must deliver your Series A Convertible Preferred Stock certificate to us at our office along with a duly signed and completed notice of conversion.

The conversion date will be the date you deliver your Series A Convertible Preferred Stock certificate and the duly signed and completed notice of conversion to us. You will not be required to pay any U.S. federal, state or local issuance taxes or duties or costs incurred by us on conversion, but will be required to pay any tax or duty payable as a result of the common stock upon conversion being issued other than in your name. We will not issue common stock certificates unless all taxes and duties, if any, have been paid by the holder.

No commission or other remuneration will be paid or given, directly or indirectly, for soliciting a conversion.

Conversion Rate Adjustment

The conversion rate of 275 shares of common stock will be proportionately adjusted if:

(1)           we dividend or distribute common stock on shares of our common stock; or

(2)           we subdivide or combine our common stock.

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that your Series A Convertible Preferred Stock will convert into the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange.  The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1)           we consolidate or merge into any other company, or any merger of another company into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(2)           we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(3)           we undertake any compulsory share exchange.

Ranking

The Series A Convertible Preferred Stock will rank, with respect to dividend rights and upon liquidation, winding up and dissolution:

•      junior to all our existing and future debt obligations;

•      junior to “senior stock”, which is each other class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that class or series will rank on a parity with the Series A Convertible Preferred Stock;

•      on a parity with “parity stock”, which is each other class or series of our capital stock that has terms which provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock; and

•      senior to “junior stock”, which is our common stock and each class or series of our capital stock that has terms which provide that class or series will rank junior to the Series A Convertible Preferred Stock.

We do not currently have any outstanding capital stock, which is senior to or on parity with the Series A Convertible Preferred Stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series A Convertible Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to $10.00 per share of the Series A Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Series A Convertible Preferred Stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or a reduction or decrease in our capital stock, the amounts payable with respect to shares of Series A Convertible Preferred Stock and all other parity stock are not paid in full, the holders of shares of Series A Convertible Preferred Stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock.

We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the Series A Convertible Preferred Stock.

Material Differences between Series A Convertible Preferred Stock and Common Stock

The material differences between the Series A Convertible Preferred Stock and Common Stock are as follows:

•
Upon any voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series A Convertible Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to $10.00 per share of the Series A Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on our common stock; and

•
The holders of Series A Convertible Preferred Stock are entitled to receive dividends as a separate class, if declared by the Board of Directors, and the holders of common stock are not entitled to receive, or share ratably in, any dividends paid to the holders of Series A Convertible Preferred Stock.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by a written consent in lieu of a meeting. Our articles of incorporation also require that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President.  In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a shareholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 120 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, election and removal of the board of directors

Upon the closing of the offering, our board of directors will consist of three (3) directors. Our articles of incorporation authorize a board of directors consisting of at least one (1) member, with the number of directors to be fixed from time to time by our Board of Directors.  At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our Board of Directors will be elected each year.  Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Transfer Agent and Registrar

The transfer agent for the Company's common stock is Globex Transfer, LLC at the address of 780 Deltona Blvd., Suite 202, Deltona, Florida 32725.

PLAN OF DISTRIBUTION

We are offering from time to time 40,000 shares of Series A Convertible Preferred Stock at a fixed price of $10.00 per share for the duration of the offering. We are offering the shares directly to the public until all of these shares are sold, however, we may terminate the offering prior to that time.  There is no minimum amount of shares that must be sold before we use the proceeds of this offering.  Proceeds will not be returned to investors if we sell less than all of the 40,000 shares of Series A Convertible Preferred Stock being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by our directors.  Under Rule 3a 4-1 of the Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by directors and officers who perform substantial duties for or on behalf of the issuer otherwise then in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more than once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and are not at the time of offering our shares are associated persons of a broker or dealer. Our directors meet these requirements.

How to Invest

Subscriptions for purchase of shares of Series A Convertible Preferred Stock offered by us pursuant to this prospectus can be made by completing, signing and delivering to us an executed copy of our Subscription Agreement and a check payable to the order of “Astika Holdings, Inc.” in the amount of $10.00 for each share of Series A Convertible Preferred Stock that you want to purchase.

Resale of our Shares

There is presently no public market for our shares of Series A Convertible Preferred Stock or common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares indefinitely and may have difficulty selling them if an active trading market does not develop.  We currently plan to hire a securities broker to serve as our market maker by filing an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part.  We anticipate that it may take approximately two months from the date of this prospectus for a market maker to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, and that it may take approximately four months from the date of this prospectus for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, any application filed by a market maker on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board may not be approved.

Management’s strategy is to seek to have our common stock, but not our Series A Convertible Preferred Stock, trade on the over-the-counter market and quoted on the over-the-counter bulletin board as soon as practicable after the termination of this offering.  However, to date, we have not solicited any securities brokers to become market makers of our common stock and there can be no guarantee that we will able to find a market maker to willing to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement.  There can be no assurance that an active trading market for the common stock will develop or be sustained or that the market price of the common stock will not decline below the initial public trading price.  The initial public trading price will be determined by market makers independent of us.  You may convert our Series A Convertible Preferred Stock into common stock at any time.  See, “Description of Capital Stock - Description of Series A Convertible Preferred Stock”.

Even if a market develops for our common stock you may have difficulty selling our shares due to the operation of the SEC’s penny stock rules. These rules regulate broker-dealer practices in connection with transactions in “penny stocks.”  These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

The “blue sky” laws of some states may impose additional restrictions upon the ability of investors to resell our shares in those states.  Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for our company by Law Offices of Michael H. Hoffman, P.A., Miami, Florida.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Lake & Associates, CPA’s LLC, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Form S-1 Registration Statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Astika Holdings, Inc., 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida 33433.

FINANCIAL STATEMENTS

Our consolidated balance sheets as of December 31, 2011 (audited) and March 31, 2012 (unaudited), and the related consolidated statements of operations, shareholders’ equity and cash flows for the period January 13, 2011, our inception, through December 31, 2011 (audited) and for the period January 13, 2011, our inception, through March 31, 2011 (unaudited) and for the three-month period ended March 31, 2012 (unaudited) and cumulative for the period January 13, 2011, our inception, through March 31, 2012 (unaudited) are included in this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in United States Dollars.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until _____________, 2012 (90 days from the effective date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ASTIKA HOLDINGS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

Report of Lake & Associates, CPA’s LLC, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Astika Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Astika Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period January 13, 2011 (inception) through December 31, 2011. Astika Holdings, Inc. and Subsidiary’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Astika Holdings, Inc. and Subsidiary as of December 31, 2011 and the results of its operations and its cash flows for the period January 13, 2011 (inception) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed further in Note 1, the Company has been in the development stage since its inception (January 13, 2011) and continues to incur a significant loss. The Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lake & Associates, CPA’s LLC
    Lake & Associates, CPA’s LLC
    Schaumburg, Illinois
    March  27, 2012

ASTIKA HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31, 2011	March 31, 2012
	(Audited)	(Unaudited)
Current assets:
Cash and cash equivalents	$8,033	$11,048

Equipment, net	-	2,705
Intangible assets, net	458	448

Total assets	$8,491	$14,201

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$-	$2,000

Shareholders' equity:
Preferred stock (10,000,000 authorized;
par value $.001; none issued and outstanding)	$-	$-
Common stock (140,000,000 shares authorized; par value $.001;
6,200,000 and 8,160,000 shares issued and outstanding	6,200	8,160
at December 31, 2011 and March 31, 2012, respectively)
Additional paid in captal	6,200	9,600
Accumulated deficit	(3,909)	(5,559)
Total shareholders' equity	8,491	12,201

Total liabilities and shareholders' equity	$8,491	$14,201

The accompanying notes are an intregal part of these consolidated financial statements.

ASTIKA HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the period January 13, 2011 (Inception)	For the period January 13, 2011 (Inception)	For the three month period	For the period January 13, 2011 (Inception)
	through December 31, 2011	through March 31, 2011	ended March 31, 2012	through March 31, 2012
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$834	$-	$826	$1,660

Cost and expenses:
General and Administrative	4,743	34	2,476	7,219

Net (loss) before Income Taxes	(3,909)	(34)	(1,650)	(5,559)

Provision for Income Taxes	-	-	-	-

Net (loss)	(3,909)	(34)	(1,650)	(5,559)

Basic and diluted net (loss) per common share	$ **	$ **	$ **
** Less than .01
Weighted average number of common shares outstanding	4,895,294	857,576	7,272,967

The accompanying notes are an intregal part of these consolidated financial statements.

ASTIKA HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JANUARY 13, 2011 (INCEPTION) THROUGH MARCH 31, 2012

					Additional		Total
	Preferred Stock		Common Stock		Paid In	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity

Balance at January 25, 2011	-	$-	800,000	$800	$800	$-	$1,600
Share Purchase, $0.002/share (audited)

Common stock issued for cash on March 30, 2011	-	-	1,900,000	1,900	1,900	-	3,800
Share Purchase, $0.002/share (audited)

Common stock issued for cash on April 27, 2011	-	-	3,500,000	3,500	3,500	-	7,000
Share Purchase, $0.002/share (audited)

Net (loss) for the period (audited)						(3,909)	(3,909)

Balance at December 31, 2011 (audited)	-	$-	6,200,000	$6,200	$6,200	$(3,909)	$8,491

Common stock issued for cash on February 7, 2012,
$0.0027174/share (unaudited)	-	-	1,840,000	1,840	3,160	-	5,000

Common stock issued for services on
March 31, 2012, $0.003/share (unaudited)	-	-	120,000	120	240	-	360

Net (loss) for the period (unaudited)						(1,650)	(1,650)

Balance at March 31, 2012 (unaudited)	-	$-	8,160,000	$8,160	$9,600	$(5,559)	$12,201

The accompanying notes are an intregal part of these consolidated financial statements.

ASTIKA HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the period January 13, 2011 (Inception) through December 31, 2011 (Audited)	For the period January 13, 2011 (Inception) through March 31, 2011 (Unaudited)	For the three month period ended March 31, 2012 (Unaudited)	For the period January 13, 2011 (Inception) through March 31, 2012 (Unaudited)
OPERATING ACTIVITIES:
Net loss	$(3,909)	$(34)	$(1,650)	$(5,559)
Adjustments to reconcile net loss to net cash
used in operating activitities:
Depreciation	-	-	93	93
Issuance of common stock for services	-	-	360	360
Amortization	42	-	10	52
Increase in accounts payable and accrued expenses	-	500	2,000	2,000

Net cash provided by (used in) operating activities	(3,867)	466	813	(3,054)

INVESTING ACTIVITIES:
Increase in intangible assets	(500)	(500)	-	(500)
Increase in equipment	-	-	(2,798)	(2,798)

Net cash used in investing activities	(500)	(500)	(2,798)	(3,298)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	12,400	5,400	5,000	17,400

Net cash provided by financing activities	12,400	5,400	5,000	17,400

NET INCREASE IN CASH	8,033	5,366	3,015	11,048

CASH BEGINNING BALANCE	-	-	8,033	-

CASH ENDING BALANCE	$8,033	$5,366	$11,048	$11,048

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$-	$-	$-
Interest paid	$-	$-	$-	$-

The accompanying notes are an intregal part of these consolidated financial statements.

ASTIKA HOLDINGS, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 is unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Description of Business

Astika Holdings, Inc. (the “Company”, “we”, “us”, “our”), is a music publishing company in the development stage.  We own and acquire rights to musical compositions, exploit and market these compositions and receive royalties or fees for their use.  We own rights in four musical compositions included in the 1981 Hollywood movie, Raiders of the Lost Ark, which generate performance royalties for us from domestic and international sources.  Both Astika Holdings, Inc. and its wholly owned subsidiary Astika Music Entertainment, Inc. were incorporated under the laws of the State of Florida on January 13, 2011. Our fiscal year end is December 31.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company. The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its sole subsidiary. All material inter-company balances and transactions have been eliminated.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management’s Plan to Continue as a Going Concern

Our ability to continue as a going concern is dependent upon our ability to generate profitable business operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities. To date, we have operated at a loss and remained in business through the issuance of shares of our common stock and generating revenues from our business activities.  Management's plan to continue as a going concern is based on us obtaining additional capital resources through the sale of our securities and/or loans on an as needed basis.  The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described above and eventually attaining profitable operations.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities.  In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's business plan will be successfully executed. Our ability to execute our business plan will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained.  Further, we cannot give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

Development Stage Risk

The Company has earned minimal revenues from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.  Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, shareholders’ equity/(deficit) and cash flows disclose activity since the date of the Company’s inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Impairment on Long-Lived Assets and Other Acquired Intangible Assets

We evaluate the recoverability of property and equipment and amortizable intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value.

In addition to the recoverability assessment, we routinely review the remaining estimated useful lives of property and equipment and amortizable intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

Equipment

Equipment is stated at cost, less accumulated depreciation.  Depreciation is provided using the straight-line method over the estimated useful life of five years.

Intangible Assets

Intangible Assets are stated at cost, less accumulated amortization.  Amortization is provided using the straight-line method over the estimated useful life of twelve years.

Advertising Costs

Advertising costs are expensed as incurred.

Revenue Recognition

The Company recognizes revenue when:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred;

•	Price is fixed or determinable; and

•	Collectability of the related receivable is reasonably assured.

The Company closely follows the provisions of ASC 605, “Revenue Recognition”, which includes the guidelines of Staff Accounting Bulletin No. 104 as described above.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with ASC 260, “Earnings Per Share”. Under the provisions of ASC 260, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Income Taxes

The Company accounts for income taxes as outlined in ASC 740, “Income Taxes”. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Recently Issued Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

NOTE 3 - EQUITY TRANSACTIONS

On January 25, 2011, the Company issued 800,000 shares of common stock to our initial investor for cash in the amount of $1,600.

On March 30, 2011, the Company issued 1,900,000 shares of common stock to an investor for cash in the amount of $3,800.

On April 27, 2011, the Company issued 3,500,000 shares of common stock to an investor for cash in the amount of $7,000.

On February 7, 2012, the Company issued 1,840,000 shares of common stock to an investor for cash in the amount of $5,000.

On March 31, 2012, the Company issued 120,000 shares of common stock to two directors for services rendered at a value of $360.

NOTE 4 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes”.   ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

For the period January 13, 2011 (inception) through December 31, 2011

Income tax expense (asset) at statutory rate	$(1,329)
Valuation allowance	1,329

Income tax expense per books	$-0-

Net deferred tax assets consist of the following components as of:

For the period January 13, 2011 (inception) through December 31, 2011

NOL Carryover	$3,909
Valuation allowance	(3,909)

Net deferred tax asset	$-0-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for the period January 13, 2011, our inception, through December 31, 2011 was $(3,909), and for federal income tax reporting purposes is subject to annual limitations.  Should a change in our ownership occur the net operating loss carry forwards may be limited as to their use in future years.

NOTE 5 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits.   Interest bearing accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000, while non-interest bearing accounts have unlimited coverage.  At December 31, 2011, the Company had no amounts in excess of FDIC insured limit.

NOTE 6 – INTANGIBLE ASSETS

The Company has capitalized costs in acquiring intangible properties which consisted of the following at  December 31, 2011 and March 31, 2012:

	December 31, 2011	March 31, 2012
Rights to Songs in BMI Catalog	$500	$500
Accumulated Amortization	(42)	(52)
Intangible Assets, Net	$458	$448

The BMI Catalog rights of the Company are being amortized using the straight-line method over the estimated useful life of twelve years.

NOTE 7 – SUBSEQUENT EVENTS

We have evaluated subsequent events and transactions that occurred through the date and time our financial statements were issued for potential recognition or disclosure in the accompanying financial statements.  Other than the disclosures above, we did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All of the following amounts shown are estimates:

SEC registration fee	$45
Printing expenses	3,000
Legal fees and expenses	26,000
Accounting fees and expenses	4,650
Blue sky fees and expenses	2,000
Transfer Agent fees	12,500
Miscellaneous	1,805

Total	$50,000

Item 14.  Indemnification of Directors and Officers

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Florida Business Corporation Act, (iv) the payment of dividends in violation of applicable Sections of the Florida Business Corporation Act or (v) for any transaction from which the director derived an improper personal benefit.

Our articles of incorporation and bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as our directors, officers, and employees, if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  Our articles of incorporation and bylaws, therefore, limit the liability of directors to the maximum extent permitted by the Florida Business Corporation Act.

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of our securities in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The following is a summary of transactions by us from January 13, 2011, which is our inception, through the date of this registration statement involving sales of our securities that were not registered under the Securities Act.  Each offer and sale was made in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering.  The purchasers were “accredited investors,” officers or directors of the registrant or known to the registrant and its management through pre-existing business and/or personal relationships.  All purchasers were provided access to all material information which they requested, and all information necessary to verify such information and were afforded access to management of the registrant in connection with their purchases. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the registrant. All stock certificates representing such securities that were issued contained restrictive legends, prohibiting further transfer of the stock certificates representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

On January 25, 2011, the Company issued 800,000 shares of common stock to Eugene B. Settler, our Chief Executive Officer, President and Treasurer, for cash in the amount of $1,600.

On March 30, 2011, the Company issued 1,900,000 shares of common stock to Sawgrass Resources, Inc., for cash in the amount of $3,800.

On April 27, 2011, the Company issued 3,500,000 shares of common stock to Sawgrass Resources, Inc. for cash in the amount of $7,000.

On February 7, 2012, the Company issued 1,840,000 shares of common stock to Sawgrass Resources, Inc. for cash in the amount of $5,000.

On March 31, 2012, the Company issued 120,000 shares of common stock to Jack M. Alvo and Stephen J. Ratelle, directors of the Company, for director services in the aggregate amount of $360.

Item 16.  Exhibits and Financial Statement Schedules

(a)     Exhibits

The following exhibits are filed with this registration statement on Form S-1:

Exhibit No.	Description

3.1	Articles of Incorporation, as currently in effect
3.2	Bylaws, as currently in effect
4.1	Specimen preferred stock certificate
4.2	Specimen common stock certificate
5.1	Opinion of Law Offices of Michael H. Hoffman, P.A.
10.1	Subscription Agreement for Series A Convertible Preferred Stock
21.1	List of Subsidiaries
23.1	Consent of Lake & Associates, CPA’s LLC
23.2	Consent of Law Offices of Michael H. Hoffman, P.A. (included in Exhibit 5.1)

(b)     Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or the related notes.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

___________________

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 14th day of June, 2012.

ASTIKA HOLDINGS, INC.

 /s/  Eugene B. Settler
              Eugene B. Settler
              President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eugene B. Settler as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene B. Settler Eugene B. Settler	President, Chief Executive Officer, (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), Chairman	June 14, 2012

/s/ Jack M. Alvo Jack M. Alvo	Secretary and Director	June 14, 2012

/s/ Stephen J. Ratelle Stephen J. Ratelle	Director	June 14, 2012